Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of BancFirst Corporation on Form S-3 of our report, dated February 25, 2022, on our audits of the consolidated financial statements of BancFirst Corporation as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019, which report is included in the Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated February 25, 2022, on our audit of the internal control over financial reporting of BancFirst Corporation as of December 31, 2021, which report is included in the Annual Report on Form 10-K.  We also consent to the references to our firm under the caption “Experts.”

FORVIS, LLP

(Formerly BKD, LLP)

Oklahoma City, Oklahoma

August 31, 2022